Exhibit 10.7

CONFIDENTIAL TREATMENT REQUESTED

EXCLUSIVE LICENSE AGREEMENT

for SKI’s technology

“Polyvalent Conjugate Vaccines for Cancer”
(SK#14491)

TABLE OF CONTENTS

PREAMBLE
ARTICLES:
I	DEFINITIONS
II	GRANT; IP OWNERSHIP
III	DUE DILIGENCE
IV	DEVELOPMENT COLLABORATION
V	PAYMENTS
VI	REPORTS AND RECORDS
VII	CONFIDENTIALITY
VIII	PATENT PROSECUTION
IX	INFRINGEMENT
X	INDEMNIFICATION, PRODUCT LIABILITY; REPRESENTATIONS
XI	EXPORT CONTROLS
XII	NON-USE OF NAMES
XIII	ASSIGNMENT
XIV	TERM; TERMINATION
XV	PAYMENTS, NOTICES AND OTHER COMMUNICATIONS
XVI	MISCELLANEOUS PROVISIONS
Exhibit A	PATENT RIGHTS
Exhibit B	CLINICAL TRIALS
Exhibit C	DEVELOPMENT PLAN
Exhibit D	MATERIALS TRANSFER AGREEMENT

June 20th, 2008

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

This Exclusive License Agreement (the “Agreement”) is effective on the date last subscribed below (the “Effective Date”), and is by and between Sloan-Kettering Institute for Cancer Research (hereinafter referred to as “SKI”), a New York membership corporation with principal offices at 1275 York Avenue, New York, New York 10065, and MabVax Therapeutics, Inc., a Delaware corporation with principal offices located at 11588 Sorrento Valley Road, Suite 20, San Diego, CA 92121 (“LICENSEE”).

WITNESSETH

WHEREAS, SKI is the sole owner of certain Patent Rights and Know How (each as later defined herein) and has the right to grant licenses under said Patent Rights and Know How; and

WHEREAS, SKI desires to have the Patent Rights and Know How utilized in the public interest and is willing to grant a license to its interest thereunder; and

WHEREAS, LICENSEE seeks to commercially develop the Patent Rights through a program of exploiting the Patent Rights whereby it expects public utilization shall result therefrom; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

For the purpose of this Agreement, the following words and phrases shall have the following meanings:

1.1
“Affiliates” shall mean any person, firm, corporation or other entity controlling, controlled by, or under common control with a party hereto. For the purpose of the preceding sentence, the term “control” shall mean ownership, directly or indirectly, of more than 50% of the equity capital or the authority, directly or indirectly, to appoint a majority of the directors of another entity. With regard to SKI, “Affiliate” shall mean the Memorial Sloan-Kettering Cancer Center and the Memorial Hospital for Cancer and Allied Diseases.

1.2
“Biological Materials” shall mean materials controlled by SKI necessary or useful to develop the Licensed Process or Licensed Product, including (a) serum samples from patients in Phase I Clinical Trials or Phase II Clinical Trials conducted by SKI; (b) frozen and stored serum samples from patients in previous clinical trials; (c) antigens for flow cytometry and ELISA; (d) complement lysis assay materials; (e) sample vaccines used in the Phase I Clinical Trials or Phase II Clinical Trials conducted by SKI; (f) conjugates for mouse testing; (g) mouse antibodies; (h) cell lines; and (i) any other materials requested by LICENSEE and actually agreed in writing to be provided by SKI under a Materials Transfer Agreement in the form attached hereto as Exhibit D.

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

1.3
“Clinical Data” shall mean all preclinical, clinical, pharmacology, toxicology, safety, and efficacy data, and similar information of SKI, in the form of case reports in the case of data from clinical trials, as well as any summary and analytical information produced by SKI in the normal course of conduct of the clinical trials, relating solely to the Licensed Product or Licensed Processes, whether existing as of the Effective Date or acquired thereafter by SKI, including such data and information obtained in connection with the Phase I Clinical Trials and Phase II Clinical Trials conducted by SKI pursuant to Sections 4.2(a) and (b), respectively or pursuant to any other clinical trials conducted by SKI, as provided in Section 4.6.

1.4
“Commercially Reasonable Efforts” shall mean the reasonable efforts and resources of similarly situated companies, or in the case of SKI shall mean similarly situated research institutions, that are consistent with sound business judgment taking into consideration stage of development or product life, product labeling, the development potential, regulatory environment, market potential, safety and efficacy, patent or other proprietary position, economic return, and competitive market conditions, all measured by the facts and circumstances at the time such efforts are due.

1.5
“Confidential Information” shall mean all proprietary materials or other information (whether or not patentable) disclosed by one party to the other that is identified as proprietary or confidential by the disclosing party or that would be reasonably understood to be the type of information that should be treated as proprietary or confidential. The terms of this Agreement shall be considered the Confidential Information of both parties. “Confidential Information” will not include any information that the receiving party can demonstrate by competent evidence that the information disclosed:

(a)	was in the public domain prior to the date of the disclosure; or

(b)	enters the public domain through no breach of this Agreement by the receiving party;

(c)	was already known to the receiving party at the time of disclosure;

(d)
is subsequently received by the receiving party on a nonconfidential basis in good faith from a third party without breaching any confidential obligation between the third party and the disclosing party; or

(e)	is independently developed by the receiving party without reference to or any other use of the disclosing party’s Confidential Information.

1.6
“Development Plan” means the description of the activities to be conducted by SKI with respect to the Phase I Clinical Trials and the Phase II Clinical Trials pursuant to Section 4.2(a) and (b), respectively, and any assistance to be provided by LICENSEE with respect to such clinical trials. The Development Plan is attached hereto as Exhibit C.

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

1.7	“FDA” shall mean the United States Food and Drug Administration, its equivalent in another country, or successor agencies thereto.

1.8
“Field of Use” shall mean monovalent and multi-molecular polyvalent cancer vaccines, except that, for the Globo H antigen, “Field of Use” shall mean multi-molecular polyvalent cancer vaccines. Multi-molecular polyvalent cancer vaccine means a cancer vaccine containing more that one type of antigen but not in the same molecule.

1.9	“GAAP” shall mean generally accepted accounting principles as applicable in the United States, consistently applied.

1.10
“IND” shall mean an Investigational New Drug Application filed with the FDA with respect to a pharmaceutical product (or Biological IND or similar application for regulatory approval to use a molecule(s) for investigational purposes in the U.S.) and any similar foreign application, registration or certification submitted to the FDA.

1.11
“Know How” shall mean ideas, inventions, discoveries, trade secrets, know how, improvements, data, and information (which as of the Effective Date are not subject to a patent or patent application), together with all experience, data, formulas, procedures, and results, and improvements thereon, that (a) exist as of the Effective Date, (b) are under the ownership and control of SKI, and (c) directly relate to the Patent Rights in the Field of Use.

1.12
1.12 A “Licensed Process” shall mean any process which either (a) is covered in whole or in part by the Patent Rights, (b) would infringe a Valid Claim but for this Agreement, or (c) uses Know-How, in each case, in any country in which such process is practiced.

1.13	A “Licensed Product” shall mean any product or part thereof which:

(a)
either (i) is covered in whole or in part by the Patent Rights; (ii) would infringe a Valid Claim but for this Agreement; or (iii) uses Know-How, in each case, in the country in which any product or part thereof is made, leased, used or sold; or

(b)	is manufactured using a Licensed Process.

1.14
“NDA” shall mean a New Drug Application filed with the FDA with respect to a pharmaceutical product (or a Biological License Application or similar application for regulatory approval to sell a Licensed Product in the U.S.) and any similar foreign application, registration or certification submitted to the FDA.

1.15
“Net Sales” shall mean LICENSEE’s and its Affiliates and sublicensees’ gross invoiced sales of Licensed Products or Licensed Processes in the country of, and at the time of, sale less the sum of the following:

(a)	Discounts actually allowed and granted (including cash discounts and quantity discounts), retroactive price reductions, charge-back payments and rebates

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers (a “Discount”); provided, however, that, where any such Discount is based on sales of a Combination Product (as defined below), the Discount shall be allocated to such Licensed Product in the same manner as the purchase price is allocated for Combination Products, as described below;

(b)	Credits or allowances actually granted upon claims, damaged goods, rejections or returns of such Licensed Product, including such Licensed Product returned in connection with recalls or withdrawals;

(c)	Freight out, postage, shipping and insurance charges for delivery of such Licensed Product;

(d)
Taxes, tariffs, excise, sales, duties, or other taxes levied on, absorbed or otherwise imposed on the sale of such Licensed Product or Licensed Process, including value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds, to the extent not paid by a third party; and

(e)
Bad debts and uncollectible receivables; provided that, in any calendar year, such deduction for bad debts and uncollectible receivables will not exceed 4% of the total billings for sales of Licensed Products and Licensed Processes sold in that year.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections. In the event (x) a drug product in a finished dosage form contains a Licensed Product in combination with one or more other therapeutically active ingredients or with a carrier molecule or an immunological adjuvant or (y) the Licensed Product is sold as part of a bundled set of products (in each case, a “Combination Product”), the Net Sales of the Licensed Product, for the purposes of calculating royalty payments of this Agreement, shall be determined by multiplying the Net Sales of the Combination Product by the fraction MA+B), where A is the weighted (by sales volume) average invoice price in a particular country of the Licensed Product when sold separately in finished form and B is the weighted average invoice price in that country of the other active ingredient(s) in finished form or other constituent products in the bundled set sold separately. In the event that such average invoice price cannot be determined for each of the Licensed Product and the other active ingredient(s) or other products in the Combination Product, Net Sales for purposes of determining royalty payments shall be agreed by the parties in writing based on the relative value contributed by each component.

For purposes of calculating Net Sales, sales between or among LICENSEE or its Affiliates or sublicensees shall be excluded from the computation of Net Sales, but sales by LICENSEE or its Affiliates or sublicensees to third parties shall be included in the computation of Net Sales.

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Licensed Products shall be considered “sold” when billed or invoiced. In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Licensed Product is paid for, if paid for before shipment or invoice.

In the case of any sale or other disposal for value, such as barter or counter-trade, of the Licensed Product, or part thereof, other than in an arm’s-length transaction exclusively for money, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the Licensed Product in the country of sale or disposal.

Net Sales shall be determined in accordance with GAAP.

Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Licensed Products distributed for free or at cost and not in exchange of any non-monetary consideration, (i) for promotional or sampling purposes, (ii) for research or testing or in preclinical studies or clinical trials, or (iii) in compassionate or humanitarian use programs, shall not be considered in determining Net Sales.

1.16
“Non-Royalty Sublicense Revenue” shall mean the amount actually received by LICENSEE from sublicensees arising from the grant of a sublicense of the right to make or sell Licensed Products or practice Licensed Processes, including up-front license fees, license issue fees, maintenance fees and milestone payments paid by a sublicensee to LICENSEE in consideration for the grant by LICENSEE of a sublicense of the right to make or sell Licensed Products or practice Licensed Processes; provided, however, that “Non-Royalty Sublicense Revenue” shall in any event exclude: (a) royalties paid to LICENSEE by a sublicensee based on such sublicensee’s sale of Licensed Products or practice of Licensed Processes; (b) any payments by a sublicensee to LICENSEE that are tied directly to the provision of goods and services by LICENSEE to such sublicensee (including research and development funding) to compensate LICENSEE for the fair market value of the provision of such goods and services; (c) payments for equity or debt securities of LICENSEE (except to the extent such payments exceed the fair market value of such securities on the date of issuance); (d) annual minimum royalties, milestone payments, or similar payments to the extent such payments, on an aggregate basis for each specific type of payment (i.e., milestone, annual minimum royalties, etc.) received from all sublicensees in a certain year, do not exceed each such fees and payments owed in a certain year by LICENSEE to SKI hereunder; and (e) reimbursement of patent costs actually incurred by LICENSEE.

1.17
“Past Patent Costs” shall mean (a) [*****] of SKI’s unreimbursed costs of preparation, prosecution, and maintenance of the patents and patent applications relating to [*****], [*****] and [*****] of the Patent Rights and (b) [*****] of SKI’s unreimbursed costs of preparation, prosecution, and maintenance of the patents and patent applications relating to [*****] and [*****] of the Patent Rights, in each case, that SKI incurred before the Effective Date.

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

1.18	“Patent Rights” shall mean all of the following SKI intellectual property (anywhere in the world):

(a)	The United States and foreign patents and patent applications listed in Exhibit A;

(b)	United States and foreign patents issued from the applications listed in Exhibit A, and from divisionals and continuations of these applications;

(c)
claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in or entitled to or claim priority on the U.S. and foreign patent applications listed in Exhibit A; and

(d)	any reissues, extensions, substitutions, re-examinations, supplementary protection certificates, and patents of addition of patents and patent applications described in (a), (b), or (c) above.

1.19	“Phase I Clinical Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase I study as defined in 21 CFR § 312.21(a) (or its successor regulation).

1.20	“Phase II Clinical Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase II study as defined in 21 CFR § 312.21(b) (or its successor regulation).

1.21	“Phase Ill Clinical Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase III study as defined in 21 CFR § 312.21(c) (or its successor regulation).

1.22	“Preferred Indication” shall have the meaning set forth in Section 32(c).

1.23
“Regulatory Approval” shall mean all authorizations by the FDA or other appropriate governmental entity or entities necessary for commercial sale of a Licensed Product or Licensed Process in that country including, where applicable, approval of labeling, price, reimbursement and manufacturing.

1.24
“Royalty Year” shall mean each twelve-month period commencing January 1 and ending December 31 during the term of this Agreement. For the first Royalty Year of this Agreement, the Royalty Year shall be the period of time between the signing of the Agreement and December 31.

1.25
“Vaccine” shall mean a vaccine used by SKI in connection with the clinical trials of this Agreement which would infringe in whole or in part the Patent Rights but for this Agreement. The forms of the Vaccines (with the underlying antigen components) contemplated as of the Effective Date are set forth in Exhibit B, which antigen components may be modified from time to time by SKI or the parties.

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

1.26
“Valid Claim” shall mean a claim within the Patent Rights of (i) any granted, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, and that has not been lost through interference proceedings or by intentional or unintentional abandonment, or (ii) a pending patent application; provided, however, that if a claim of a pending patent application shall not have issued within six years, or seven years in the case of a Japanese patent application, after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for purposes of Article V of this Agreement during the period of time starting after the sixth, or seventh for a Japanese patent application, anniversary of the earliest filing date from which such claim takes priority and unless and until a patent issues with such claim.

ARTICLE II - GRANT; LP OWNERSHIP

2.1
SKI hereby grants to LICENSEE and its Affiliates an exclusive worldwide right and license under the Patent Rights, including the right to sublicense, to make, offer for sale, import, have made, use, lease and sell Licensed Products and to practice Licensed Processes in the Field of Use, during the term of the Agreement, subject, in each case, to the rights reserved or observed in Section 2.4 below.

2.2
SKI hereby grants to LICENSEE and its Affiliates an exclusive, as it relates to commercial purposes, and not exclusive as it relates to non-commercial purposes, worldwide right and license under the Clinical Data, including the right to sublicense, to make, offer for sale, import, have made, use, lease and sell Licensed Products and to practice the Licensed Processes in the Field of Use, during the term of the Agreement, subject to the rights reserved or observed in Section 2.4 below. Notwithstanding the above, LICENSEE allows for the clinical data developed by SKI in the performance of Clinical Trials for neuroblastoma in which beta-glucan is used to be shared with the third party providing SKI with the beta-glucan for such Clinical Trials. Such third party shall have non-exclusive rights to the commercial use of such clinical trial data.

2.3
SKI hereby grants to LICENSEE and its Affiliates a non-exclusive worldwide right and license under the Know How, including the right to sublicense, to make, offer for sale, import, have made, use, lease and sell Licensed Products and to practice the Licensed Processes in the Field of Use, during the term of the Agreement, subject to the rights reserved or observed in Section 2.4 below.

2.4
Notwithstanding any other provisions of this Agreement, it is agreed that SKI and its Affiliates shall retain the right to practice the licensed Patent Rights for non commercial teaching and research activities, including clinical trials to the extent provided in Section 4.6. All rights reserved to the United States Government and others under 35 USC §§200-212, as amended, shall remain and shall in no way be affected by this Agreement.

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

2.5	With respect to sublicenses, the following shall apply:

(a)
LICENSEE agrees that any sublicenses granted by it shall provide that the obligations to SKI of Articles III (to the extent applicable to the rights sublicensed to the sublicensee), VI (as provided in such Article), IX (to the extent such sublicensee is granted any enforcement rights), XI, XII, XIII and XIV of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. LICENSEE further agrees to attach copies of these Articles to sublicense agreements.

(b)
LICENSEE agrees to forward to SKI a copy of any and all fully executed sublicense agreements, which copy may be redacted solely to remove any confidential, proprietary or competitive information of LICENSEE or such sublicensee.

2.6	The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not included in the Patent Rights or Know How.

2.7	The parties agree as follows:

(a)
SKI understands and agrees that, as between the parties, SKI will not own any right, title, and interest in any technology, inventions, improvements, or data that LICENSEE creates by itself or together with third parties (including all clinical data from clinical trials conducted solely by LICENSEE or together with third parties), including all patent rights with respect thereto. SKI shall not claim ownership of any right, title, and interest in and to such technology, inventions, improvements, or data.

(b)
Within 45 days after the Effective Date, SKI shall disclose and deliver to LICENSEE copies of the patents and patent applications within the Patent Rights, as well as supporting documentation, such as file wrappers and correspondence between the United States Patent Office or foreign patent offices and SKI, that are not already in LICENSEE’s possession.

(c)
Any technology, inventions, improvements, or data that is created jointly by one or more employees or consultants of SKI and one or more employees or consultants of LICENSEE during the performance of this Agreement and that directly relate to this Agreement (collectively, the “Joint Inventions”), including any patent rights claiming the Joint Inventions (the “Joint Patent Rights”), shall be jointly owned by SKI and LICENSEE. The parties agree that (i) subject to any rights granted to LICENSEE hereunder, each party shall have the right to practice and exploit the Joint Inventions and Joint Patent Rights in accordance with the United States and other applicable patent laws without any obligation to account to the other for profits with respect to, or to obtain any approval of the other, by

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

reason of their joint ownership thereof; and (ii) each party waives any such right of accounting or approval it may have under applicable laws in any country, and to the extent there are any applicable laws that prohibit such a waiver, each party will be deemed to so consent. Each party agrees to be named as a party, if necessary, to bring or maintain a lawsuit involving any Joint Technology or Joint Patent Right.

(d)
If LICENSEE desires to include SKI as an investigational site in a LICENSEE sponsored clinical trial of the Licensed Product or Licensed Processes, such a relationship, including rights, obligations, and payments, will be governed by a separate clinical trial agreement to be negotiated separately between the parties.

2.8	The parties agree to the following provisions regarding the Joint Patent Rights:

(a)	During the term of this Agreement, LICENSEE shall have the first right to control prosecution and maintenance of Joint Patent Rights.

(b)
If LICENSEE elects not to pursue the prosecution or maintenance of a Joint Patent Right in a particular country, then LICENSEE shall so notify SKI promptly in writing and in reasonable time to enable SKI to meet any deadlines by which an action must be taken to establish or preserve any such rights in such Joint Patent Right in such country. Upon receipt of each such notice from LICENSEE, SKI shall have the right, but not the obligation, to pursue the filing or support the continued prosecution or maintenance of such Joint Patent Right at its expense in such country. If SKI elects to pursue such filing or continue such support, then SKI shall notify LICENSEE of such election and LICENSEE will not have further rights to such Joint Patent Rights in that particular country.

(c)
Each party shall, at the other party’s request, assist and cooperate in the filing and prosecution of any application, amendment, submission, response or correspondence with respect to any Joint Patent Right in accordance with this Agreement, including execution and delivery of all necessary documents. Each party shall provide the other party, sufficiently in advance for the other party to comment, with copies of all patent applications and other material submissions and correspondence with any patent counsel or patent authorities pertaining to the Joint Patent Rights and shall give due consideration to the comments of the other party.

(d)
For so long as SKI has not granted any rights or licenses to any third party under the Joint Patent Rights, all costs and expenses associated with the prosecution and maintenance of the Joint Patent Rights shall be borne by LICENSEE, unless agreed otherwise in writing; provided that, if SKI grants any third party any rights or licenses under, all costs and expenses associated with the prosecution and maintenance of the Joint Patent Rights shall be shared equally by LICENSEE and SKI.

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

ARTICLE III - DUE DILIGENCE

3.1
LICENSEE (itself or through its sublicensees) shall use Commercially Reasonable Efforts to bring Licensed Products or Licensed Processes to market and to continue marketing efforts for one or more Licensed Products or Licensed Processes throughout the life of this Agreement. Accomplishment of any of the milestones or diligence obligations hereunder by any sublicensee of LICENSEE or by SKI shall be deemed accomplishment by LICENSEE.

3.2	LICENSEE’s adherence to the following milestones shall be deemed to be satisfaction of LICENSEE’s obligation to use Commercially Reasonable Efforts:

(a)
LICENSEE has delivered to SKI prior to the execution of this Agreement, LICENSEE’s detailed business, research and development plan. Reports shall be provided to SKI annually to relay update and status information on LICENSEE’s business, research and development progress, including projections of activity anticipated for the next reporting year.

(b)
LICENSEE or its sublicensees shall be responsible for using Commercially Reasonable Efforts to secure all required and/or necessary Regulatory Approvals to sell, exploit, or market any and all Licensed Products. LICENSEE shall advise SKI, through annual reports described in Section 3.2(a) above, of its, or its sublicensees, program of development for obtaining said approvals.

(c)
LICENSEE hereby agrees to use its Commercially Reasonable Efforts to develop or to sublicense Licensed Products and/or Licensed Processes for the treatment of [*****] (“Preferred Indications”) and for additional indications as LICENSEE and SKI may agree from time to time. Three years from the date the IND for an applicable Licensed Product or Licensed Process for an applicable Preferred Indication is transferred from SKI to LICENSEE, or [*****], whichever is earlier, or [*****].

(d)
If LICENSEE fails to perform in accordance with Sections 3.1, 3.2(b), and 3.2(c) above, then SKI shall provide LICENSEE with written notice of such failure and shall negotiate in good faith with LICENSEE regarding either (i) implementing a new plan within 4 months for the development of Licensed Products or Licensed Processes or (ii) in LICENSEE’ s discretion, modifying the Field of Use. If a new plan is agreed to and LICENSEE fails to use Commercially Reasonable Efforts to implement the plan, then SKI may treat such failure as a default and may terminate this Agreement pursuant to Section 14.2(iv) below but only with respect to the Preferred Indication to which such failure relates.

ARTICLE IV - DEVELOPMENT COLLABORATION

4.1	Steering Committee.

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

(a)
The Parties shall establish a joint steering committee (each, a “Steering Committee”) for each Phase II Clinical Trial to be conducted pursuant to Section 4.2 and listed in Exhibit B to oversee, review, manage and direct activities described herein, which committee shall be established within 30 days after the Effective Date (or such later time agreed upon by the parties). Each Steering Committee shall be comprised of 2 representatives of each party (or their designees), each with appropriate decision-making authority. Each Steering Committee shall meet periodically as needed during the term of this Agreement, but in no event less than once during each calendar quarter, in person (with locations to alternate between the parties) or by teleconference or other electronic means as mutually agreed, to discuss matters within its jurisdiction. Each Steering Committee shall adopt such procedural rules as shall be necessary or convenient for its work, including procedures for taking minutes of meetings.

(b)
The Steering Committees shall be responsible for: (i) approving the design of all Phase II Clinical Trials to be conducted by SKI and all related protocols; (ii) oversight of the activities associated with such Phase II Clinical Trials to be conducted by SKI; (iii) approving any amendments to such Phase II Clinical Trials or related protocols; (iv) approving amendments to the Development Plan; (v) consulting with LICENSEE regarding (but not approval over) the protocol and conduct of Phase II Clinical Trials conducted by LICENSEE and any subsequent breast and ovarian Phase II Clinical Trial or Phase III Clinical Trials conducted by LICENSEE; (vi) establishing a method for the exchange of information between SKI and LICENSEE such that LICENSEE will have access to Clinical Data as soon as it is developed, which method may include, upon the request of LICENSEE, the creation of an internal Web site (the creation of which shall be the responsibility of LICENSEE), for the posting of Clinical Data for easy access by both parties; and (vii) otherwise serving as a forum for exchanging information related to the Phase II Clinical Trials.

(c)
The members of the Steering Committees shall seek to make all determinations to be made by them unanimously following full discussion thereof (with each party’s representatives having, collectively, one vote). If any Steering Committee is unable to reach a unanimous decision on any matter within its jurisdiction, then (i) SKI shall cast the deciding vote with regard to Phase II Clinical Trials conducted by SKI, and (ii) LICENSEE shall cast the deciding vote with regard to any other Steering Committee matter not ascribed to SKI pursuant to clause (i).

(d)
SKI shall keep the applicable Steering Committee fully informed about the status of the activities performed by it pursuant to this Article W, including providing such Steering Committee with copies of the final form of all written reports that relate to such activities.

(e)	Notwithstanding anything herein to the contrary, upon SKI’s completion of all activities to be conducted by SKI pursuant to this Article IV, LICENSEE, in its

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

sole discretion, may disband the applicable Steering Committee(s) upon written notice to SKI.

4.2
SKI Phase I Clinical Trials and SKI Phase II Clinical Trials. SKI will use its Commercially Reasonable Efforts to conduct the Phase I Clinical Trials and the Phase II Clinical Trials described in this Section 4.2 in accordance with the Development Plan unless prevented to do so by reasons beyond SKI’s reasonable control, including fire, explosion, flood, war, terrorist act, strike, riot, funding unavailability, principal investigator unavailability or insufficient patient accrual or unless prevented to do so by institutional policy.

(a)
[*****] thereon, unless prevented to do so by reasons beyond SKI’s reasonable control, including fire, explosion, flood, war, terrorist act, strike, riot, funding unavailability, principal investigator unavailability or insufficient patient accrual, or as otherwise agreed to by LICENSEE. [*****]. SKI will keep LICENSEE fully informed of the progress of the Phase I Clinical Trials conducted by SKI, including any amendments to the protocols or INDs related thereto. At the conclusion of the Phase I Clinical Trials conducted by SKI (except with respect to the Phase I Clinical Trials conducted by SKI for breast and ovarian cancer) or at any earlier time agreed to by LICENSEE and SKI, all further development responsibility shall be transferred to LICENSEE, subject to Section 4.6.

(b)
[*****], unless prevented to do so by reasons beyond SKI’s reasonable control, including fire, explosion, flood, war, terrorist act, strike, riot, funding unavailability, principal investigator unavailability or insufficient patient accrual, or as otherwise agreed to by LICENSEE. [*****]. SKI will keep the applicable Steering Committee fully informed of the progress of the Phase II Clinical Trials conducted by SKI, including any amendments to the protocols or INDs related thereto. At the conclusion of the Phase II Clinical Trials listed on Exhibit B conducted by SKI, or at any earlier time agreed to by LICENSEE and SKI, all further development responsibility shall be transferred to LICENSEE, subject to Section 4.6.

(c)
LICENSEE shall use its Commercially Reasonable Efforts to provide the assistance described in the Development Plan to SKI with respect to the Phase I Clinical Trials and Phase II Clinical Trials conducted by SKI pursuant to this Section 4.2.

4.3
Decision to Proceed. In the event that LICENSEE determines that the results of a specific Phase I Clinical Trial conducted by SKI or [*****] conducted by SKI warrant continued development, LICENSEE shall consult with the applicable Steering Committee on the protocol and conduct of a Phase II Clinical Trial [*****]. SKI and LICENSEE will share equally the costs of [*****] used as the placebo in each such Phase II Clinical Trial. Notwithstanding the foregoing, [*****]. Any further supply of Vaccine by SKI to LICENSEE will be made according to the provisions of Section 4.9 and payment by

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

LICENSEE to SKI to cover the costs associated with creating the Vaccine plus reasonable and appropriate fringe and overhead costs.

4.4
Decision Not to Proceed. In the event that LICENSEE determines that the results of a specific Phase I Clinical Trial conducted by SKI or breast or ovarian Phase II Clinical Trial conducted by SKI do not warrant continued development, LICENSEE will be entitled to continue development with respect to such Vaccine and component antigens as LICENSEE determines, subject to Section 4.6 and the other terms of this Agreement.

4.5
Funding. In the event that SKI obtains funding for the Phase II Clinical Trials that are to be conducted by LICENSEE and are listed in Exhibit B, such additional funding shall first go to offset SKI’s costs of conducting a specific Phase II Clinical Trial and then to offset LICENSEE’s expenses for the same trial to the extent allowed by the funding source. For any such Phase II Clinical Trials, Licensee retains the right to cast the deciding vote on the Steering Committee pursuant to Section 4.1(c) as if Licensee fully funded the clinical trial.

4.6
Additional Clinical Trials. SKI acknowledges and agrees that, except for the Phase I Clinical Trials and the Phase II Clinical Trials to be conducted by SKI pursuant to Section 4.2, SKI shall have no right to conduct any further clinical trials with respect to the Licensed Products and Licensed Process based on an IND held by LICENSEE, except with LICENSEE’s prior written consent. SKI acknowledges and agrees that any data or information obtained in connection with any clinical trial conducted by SKI with respect to solely a Licensed Product or Licensed Process shall be deemed “Clinical Data” hereunder.

4.7
Biological Materials Transfer. In addition to the provisions of Section 4.3 above, upon LICENSEE’s request and SKI’s agreement, SKI will supply to LICENSEE a reasonable supply of Biological Materials which may be used for purposes of developing the Licensed Products and Licensed Processes hereunder and for general research purposes. SKI will supply the Biological Materials after execution of a Materials Transfer Agreement between LICENSEE and SKI in the form attached hereto as Exhibit D (or in substantially similar form), at no cost to LICENSEE unless the Biological Material has been obtained at considerable cost to SKI, in which case the parties will meet to discuss supply alternatives.

4.8	Tech Transfer.

(a)
Within 30 days of LICENSEE’s request, SKI shall commence the transfer to LICENSEE (or a Third Party selected by LICENSEE to manufacture) of relevant data and information used by SKI in the manufacture of the Vaccines or otherwise necessary for LICENSEE to manufacture the Licensed Product (including all applicable chemistry, manufacturing, and controls (CMC) information) and will complete such transfer in the time frame reasonably requested by LICENSEE. Within 60 days of the Effective Date, SKI shall commence the transfer to

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

LICENSEE of all Know How and will complete such transfer in the time frame reasonably requested by LICENSEE. Within 30 days of the completion of any Phase I Clinical Trial or Phase II Clinical Trial conducted by SKI or upon LICENSEE’s earlier request, SKI shall commence the transfer to LICENSEE of all Clinical Data and complete such transfer in the time frame reasonably requested by LICENSEE. All tech transfers shall be made subject to LICENSEE making payment of the costs associated with the copying and transferring of such data, Know How, and Clinical Data according to Section 5.4.

(b)
Furthermore, at any time during the term of this Agreement, LICENSEE (or its representative) shall be entitled to audit SKI’s records with respect to the Clinical Data. LICENSEE shall also be entitled to audit SKI’s records with respect to Know How, which means being granted access to original data to the extent related to Licensed Products and Licensed Processes contained in notebooks used and in other records generated in Dr. Livingston’s and Dr. Ragupathi’s laboratories or under either of their supervision.

4.9	[*****]

4.10
Ownership of Regulatory Approvals. LICENSEE shall have sole responsibility to oversee, monitor, coordinate, file and hold in its name all NDAs, INDs, all other communications with and submissions to the FDA and all such Regulatory Approvals with respect to Licensed Products; except that SKI shall file in its name all INDs with respect to the Phase I Clinical Trials and Phase II Clinical Trials conducted by SKI. At the end of each such Phase I Clinical Trial or Phase II Clinical Trial conducted by SKI, as applicable, or earlier if necessary for a smooth transition of responsibilities to LICENSEE or otherwise requested by LICENSEE, SKI will transfer to LICENSEE the IND related to such Phase I Clinical Trial or Phase II Clinical Trial, as applicable.

4.11
Regulatory. SKI, in consultation with LICENSEE, shall have primary responsibility for communications with and submissions to the FDA with respect to Phase I Clinical Trials and Phase II Clinical Trials conducted by SKI. With respect to clinical trials conducted by SKI, SKI shall have responsibility for interfacing, corresponding and meeting with the FDA with respect to Licensed Products; however, LICENSEE shall be entitled to participate in all such meetings and telephonic discussions between representatives of SKI and the FDA with respect to Licensed Products. SKI agrees to and shall notify LICENSEE of planned meetings and telephonic discussions with the FDA and to use Commercially Reasonable Efforts to accommodate the schedule of LICENSEE’s attendees at such meetings or discussions. LICENSEE shall be entitled to have a representative at all such meetings and discussions. SKI shall provide LICENSEE with drafts of any documents or other correspondence to be submitted to the FDA pertaining to Licensed Products, sufficiently in advance of submission for LICENSEE to review any such submission, and LICENSEE may comment on such documents, in which case SKI will consider and in good faith adopt all reasonable comments of LICENSEE. SKI shall provide to LICENSEE, as soon as reasonably practicable, copies of any documents or

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

other correspondence received from the FDA pertaining to Licensed Products (including any meeting minutes). LICENSEE shall have sole responsibility for communications with and submissions to the FDA with respect to all other clinical trials for Licensed Products and Licensed Processes and otherwise.

4.12
Consulting Agreement. SKI acknowledges that LICENSEE intends to enter into consulting agreements with Dr. Philip 0. Livingston and Dr. Govind Ragupathi. On the Effective Date, there is no conflict of interest for Dr. Philip 0. Livingston and Dr. Govind Ragupathi to enter into such consulting agreements.

ARTICLE V - PAYMENTS

5.1	For the rights, privileges and licenses granted hereunder, LICENSEE shall pay to SKI the following:

(a)	A license issue fee of $50,000, payable immediately upon signing this Agreement.

(b)	Royalties as follows:

(i)
A royalty, on a Licensed Product-by-Licensed Product basis, in an amount equal to (A) [*****] of the Net Sales of such Licensed Product until the total accumulated Net Sales of such Licensed Product reach [*****]; (B) [*****] of all subsequent Net Sales of such Licensed Product until the total accumulated Net Sales of such Licensed Product reach [*****]; and (C) [*****] of all subsequent Net Sales of such Licensed Product after the total accumulated Net Sales of such Licensed Product reach [*****].

(ii)
Notwithstanding the amounts set forth in Section 5.1(b)(i), (x) with respect to the Licensed Product for [*****], if no Valid Claim set forth on Exhibit A under the heading [*****] has issued, or (y) with respect to the Licensed Product for [*****], if no Valid Claim set forth on Exhibit A under the heading [*****] has issued (in each case, a “Specific Valid Claim,” as applicable), but, in each case, the applicable Licensed Product is otherwise covered by a Valid Claim, then the royalties for such Licensed Product, as applicable, until the issuance of any such Specific Valid Claim, shall be reduced to (A) [*****] of the Net Sales of such Licensed Product until the total accumulated Net Sales of such Licensed Product reach [*****]; (B) [*****] of all subsequent Net Sales of such Licensed Product until the total accumulated Net Sales of such Licensed Product reach [*****]; and (C) [*****] of all subsequent Net Sales of such Licensed Product after the total accumulated Net Sales of such Licensed Product reach [*****];

(iii)	If LICENSEE, its Affiliates or its sublicensees pay third party royalties on the sales of a Licensed Product or practice of a Licensed Process in any

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

country in consideration for third party patent rights (a “Third Party Payment”), the royalties payable under this Section 5.1(b) on such Licensed Product or Licensed Process in such country, shall be decreased by [*****] of the amount of such Third Party Royalty Payment attributable to sales of the applicable Licensed Product or Licensed Process; provided, however, that in no case shall such reduction lower the amount of royalties otherwise payable under this Section 5.1(b) by more than [*****].

(iv)
Notwithstanding the foregoing, in any country where the sale of the Licensed Product or practice of the Licensed Process would not infringe any Valid Claim, then the royalties payable under this Section 5.1(b) on such Licensed Product or Licensed Process in such country shall be decreased to [*****] of what would otherwise be paid pursuant to Section 5.1(b)(i) and 5.1(b)(iii), and milestones reached in any such countries shall not be subject to milestones payments under Section 5.1(d) and shall not count as milestones reached under Section 5.1(d).

(v)	The determination of what constitutes a “different” Licensed Product for the purposes of this Section 5.1(b) will be made pursuant to the same criteria set forth in Section 5.1(d)(ii).

(vi)
Royalties under this Section 5.1(b) shall be payable in respect of the Net Sales of the Licensed Product in each country in the Territory until the later of: (A) the expiry of ten years from the first commercial sale of the Licensed Product in that country; or (B) the expiration of the last-to-expire Valid Claim covering such Licensed Product Rights at the time of and in the country of sale.

(c)
For Non-Royalty Sublicense Revenue actually received, LICENSEE shall pay SKI the following amounts based on the execution date of the sublicense agreement with respect to which such amounts are owed: (i) [*****] from sublicenses granted in a certain field of use before the filing of an IND for that field of use; (ii) [*****] from sublicenses granted in a certain field of use after the filing of an IND but before the first patient enrollment in a Phase III Clinical Trial for that field of use; (iii) [*****] from sublicenses granted in a certain field of use after fast patient enrollment in a Phase III Clinical Trial but before approval of the NDA for that field of use; and (iv) [*****] from sublicenses granted in a certain field of use for which a Licensed Product has received an NDA approval. For each sublicense granted in more than one field of use in which each field of use is in a different development stage, such percentages shall be calculated according to a proportional allocation. Payments to SKI under this Section 5.1(c) shall be made within 30 days of LICENSEE’s receipt of Non-Royalty Sublicensee Revenue from the applicable sublicensee.

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

(d)	Milestones as follows:

(i)
Milestone payments, irrespective of whether LICENSEE or sublicensee attains such milestone, as follows: for the first Licensed Product to meet each milestone set forth below when such milestone is achieved after the Effective Date:

(A)	[*****] upon the dosing of the first patient in a Phase III Clinical Trial, which [*****] payment will consist of the following:

(1)	$50,000 (or such lesser amount necessary to fully pay then-outstanding Past Patent Costs) towards the reimbursement of Past Patent Costs, and

(2)	the remainder as a payment for the achievement of such milestone; and

(B)	[*****] upon receipt of an NDA approval, which [*****] payment will consist of the following:

(1)	$100,000 (or such lesser amount necessary to fully pay then-outstanding Past Patent Costs) towards the reimbursement of Past Patent Costs, and

(2)	the remainder as a payment for the achievement of such milestone;

provided that, if the Licensed Product at the time of the milestone event would be subject to the lower royalty rates described in Section 5.1(b)(ii), then the applicable milestone above will be reduced by [*****]. The foregoing milestone payments are paid only once regardless of the number of Licensed Products or additional indications such a product may obtain.

(ii)
For each subsequent NDA approval of an additional and different Licensed Product, milestone payments as follows: (A) [*****] or (B) [*****] if the Licensed Product at the time of issuance of the NDA would be subject to the lower royalty rates described in Section 5.1(b)(ii). The foregoing payment shall be payable only once for a single Licensed Product regardless of the number of additional indications, such product may obtain. For clarity as to what constitutes a “different” Licensed Product, (x) two dosage forms of a product would constitute the same Licensed Product; (y) any derivative or modification of a Licensed Product that contains only the same antigens, or contains only a subset of the original set of antigens, and has the same indication would constitute the same Licensed Product; and (z) any derivative or modification of a

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Licensed Product that carries a separate indication is considered a different Licensed Product, other than a modification that is limited to a change in the formulation of a Licensed Product (which formulation modifications would constitute the same Licensed Product).

(e)	Annual minimum royalty payments as follows:

(i)
[*****] after transfer of the first IND to LICENSEE in accordance with Section 4.10 but prior to the approval of the first NDA for a Licensed Product, which [*****] payment will consist of the following:

(A)	$10,000 (or such lesser amount necessary to fully pay then-outstanding Past Patent Costs) towards the reimbursement of Past Patent Costs, and

(B)	the remainder as an annual minimum royalty payment;

(ii)	[*****]:

(A)	$20,000 (or such lesser amount necessary to fully pay then-outstanding Past Patent Costs) towards the reimbursement of Past Patent Costs, and

(B)	the remainder as an annual minimum royalty payment; and

(iii)	[*****]:

(A)	$40,000 (or such lesser amount necessary to fully pay then-outstanding Past Patent Costs) towards the reimbursement of Past Patent Costs, and

(B)	the remainder as an annual minimum royalty payment.

Such minimum royalty payments and Past Patent Cost reimbursement payments shall be prorated for the year of issuance of an NDA. The minimum royalty payments shall be credited against the earned royalty payments required in Section 5.1(b)(i) or 5.1(b)(ii), as applicable, above for the same Royalty Year.

(f)	Patent expenses according to the terms of Article VIII, to be paid within 30 days after receipt of an invoice.

5.2
If LICENSEE receives Non-Royalty Sublicense Revenue from sublicensees under this Agreement in the form of non-cash consideration, LICENSEE shall pay SKI payments as required by Section 5.1(c), based on the fair market value of such payment, unless SKI waives in writing such payment obligation.

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

5.3
No multiple royalties shall be payable because any Licensed Product, its manufacture, use, sale, offer for sale, or importation is or shall be covered by more than one Valid Claim licensed under this Agreement.

5.4
Unless otherwise agreed by the parties, LICENSEE shall pay SKI SKI’ s actual, reasonable costs for (a) the preparation and delivery of Clinical Data and other reports LICENSEE may reasonably request under this Agreement (such as case report forms), and (b) the transfer of the Know How from SKI to LICENSEE, including reprographic services. All such costs will be agreed upon in writing by the parties prior to commencement of such information preparation or transfer process.

5.5
Payments shall be paid in United States dollars in New York, NY, or at such other place as SKI may reasonably designate consistent with the laws and regulations controlling in any foreign country, but not in any other currency. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the JP Morgan Chase Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate. If at any time legal restrictions prevent the prompt remittance of royalties or other payments owed to SKI by LICENSEE with respect to any country where a sublicense is issued or a Licensed Product is sold, LICENSEE shall provide prompt written notice to SKI, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of SKI in a recognized banking institution designated by SKI by written notice to LICENSEE. When in any country the law or regulations prohibit both the transmittal and the deposit of royalties on sales in such country, royalty payments shall be suspended for as long as such prohibition is in effect, and, as soon as such prohibition ceases to be in effect, all royalties that LICENSEE would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted, to the extent allowable.

5.6	The following shall apply to payments hereunder:

(a)
LICENSEE shall pay to SKI interest on any amounts not paid when due (which are not subject to a bona fide dispute). Such interest will accrue from the 15th day after the payment was due at prime interest rate, as determined by the JP Morgan Chase Bank (N.A.) or its successor entity, on each day the payment is delinquent, and the interest payment will be due and payable on the first day of each month after interest begins to accrue, until full payment of all amounts due SKI is made.

(b)	SKI’ s rights to receive such interest payments shall be in addition to any other rights and remedies available to SKI.

(c)
If the interest rate required in this Subsection exceeds the legal rate in a jurisdiction where a claim for such interest is being asserted, the required interest rate shall be reduced, for such claim only, to the maximum interest rate allowable in the jurisdiction.

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

ARTICLE VI - REPORTS AND RECORDS

6.1
LICENSEE shall keep, and shall require its Affiliates and sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to SKI hereunder. Said books and records shall be maintained for a period of no less than four years following the period to which they pertain. For the term of this Agreement, upon reasonable written notice (not less than four weeks), LICENSEE shall grant SKI the right to cause an independent, certified public accountant reasonably acceptable to LICENSEE to audit such records to confirm payments due hereunder for a period covering not more than the preceding four years. Such audits may be exercised no more than once per year during normal business hours at the location where LICENSEE maintains its books and records. No accounting period of LICENSEE shall be subject to audit more than one time for the same purpose. SKI shall bear the full cost of such audit unless such audit discloses an underpayment by LICENSEE of more than 10% or $50,000 for any 12-month period, in which case, LICENSEE shall bear the full cost of such audit and shall promptly remit to SKI the amount of any underpayment, plus interest as stipulated in Section 5.6.

6.2
LICENSEE, within 60 days after each December 31 for Royalty Years for which there are no Net Sales, and within each 60 days after March 31, June 30, September 30 and December 31 for Royalty Years for which there are Net Sales, shall deliver to SKI true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees during the preceding reporting period under this Agreement as shall be pertinent to a royalty accounting hereunder. LICENSEE shall use Commercially Reasonable Efforts to obtain such reports from sublicensees as are necessary to fulfill its reporting requirements under this Section 6.2 (including by providing for such an obligation in any sublicense agreement), but it shall not be deemed a material breach of this Agreement by LICENSEE if, notwithstanding LICENSEE’s Commercially Reasonable Efforts, LICENSEE is unable to timely report regarding its sublicensees’ activities as a result of such sublicensees’ failure to timely provide the requisite information to LICENSEE. These reports shall include at least the following, to be itemized per Licensed Product and Licensed Process:

(a)	Number of Licensed Products and Licensed Processes commercially used, manufactured and sold, rented or leased;

(b)	Total billings for Licensed Products and Licensed Processes commercially used, sold, rented or leased;

(c)	Deductions applicable as provided in the definition of Net Sales;

(d)	Total royalties due;

(e)	Names and addresses of all sublicensees of LICENSEE;

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

(f)	Total royalty income from all revenues subject to sublicensees’ royalties; and

(g)	Total Non-Royalty Sublicense Revenue.

6.3	With each such report submitted, LICENSEE shall pay to SKI the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

6.4	Milestone payments shall be reported and paid when due.

6.5
LICENSEE agrees to forward to SKI a copy of such reports received by LICENSEE from its sublicensees during the preceding reporting period. Such reports may exclude, or have redacted, any Confidential Information of the sublicensee.

ARTICLE VII - CONFIDENTIALITY

7.1
Beginning on the Effective Date and continuing throughout the term of this Agreement and thereafter for a period of 5 years, LICENSEE agrees to keep any and all non-published information and correspondence relating to the Patent Rights and Know How received from SKI or its patent counsel as SKI’s Confidential Information.

7.2
Beginning on the Effective Date and continuing throughout the term of this Agreement and thereafter for a period of 5 years, neither party will at any time, without the express prior written consent of the disclosing party, disclose or otherwise make known or available to any third party any Confidential Information of such disclosing party. The receiving party will utilize reasonable procedures to safeguard the Confidential Information of the disclosing party, including releasing such Confidential Information only on a “need-to-know” basis. LICENSEE is hereby authorized to release Confidential Information to Affiliates, employees, agents, shareholders and members, consultants, contractors, manufacturers, service providers, bankers, securities advisors, investors and potential investors, legal advisors, and the like who are under an obligation of confidentiality and require the information to perform their duties. LICENSEE is hereby authorized to release Confidential Information to its potential sublicensees for the purpose of negotiating and granting sublicenses; provided that LICENSEE takes reasonable precautions to safeguard such Confidential Information of SKI.

7.3
Beginning on the Effective Date and continuing throughout the term of this Agreement and thereafter for a period of 5 years, except as otherwise expressly set forth herein, Confidential Information shall be used only in connection with the legitimate purposes of this Agreement.

7.4	Notwithstanding the provisions of Sections 7.1 through 7.4, each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary:

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

(a)
to comply with applicable laws (including to comply with any applicable securities regulation, stock exchange or NASDAQ disclosure requirements) or to defend or prosecute litigation in accordance with this Agreement; provided that the receiving party provides prior written notice of such disclosure to the disclosing party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure;

(b)	to prosecute patent applications as contemplated by this Agreement;

(c)
to make filings and submissions to, or correspond or communicate with, the FDA or any clinical registry, including for purposes of obtaining authorizations to conduct clinical trials of, and to commercialize, Licensed Products or Licensed Processes pursuant to this Agreement; and

(d)	to exercise its rights hereunder; provided such disclosure is covered by terms of confidentiality similar to those set forth herein.

7.5	For the first 8 years following the Effective Date, SKI agrees to the following provisions:

(a)
SKI shall provide to LICENSEE copies of any proposed presentation or publication or abstract pertaining to the Patent Rights, Know How or Clinical Data prior to the submission of such documents for presentation or publication. Such proposed presentations or publications shall be supplied to LICENSEE at least 30 days in advance of submission to a journal, editor, or other third party; abstracts shall be supplied at least 10 business days in advance of such submission.

(b)
LICENSEE may request that changes or deletions be made in any proposed publication solely in order to prevent public disclosure of LICENSEE Confidential Information. SKI agrees that it will honor LICENSEE’s requests to remove any such Confidential Information included in any such proposed public disclosure.

(c)
If LICENSEE believes that the subject matter to be disclosed or published warrants patent protection, LICENSEE will identify the subject matter requiring protection and notify SKI within the 30-day or 10 business-day review period required according to Section 7.5(a) above, and SKI shall delay the proposed public disclosure for no more than an additional 60-day period in order to allow LICENSEE to file patent applications thereon according to the provisions of Article VIII.

7.6
Each party acknowledges that improper use or disclosure of information of the other party that must be kept in confidence under this Article VII would cause substantial harm to the other party and that such harm would not be remedied by the payment of damages alone. Accordingly, each party shall be entitled to preliminary and permanent injunctive

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

relief and other equitable relief for any breach of this Article VII by the other party, without prejudice to all other remedies available at law or in equity.

7.7
SKI and LICENSEE agree that, in performing under this Agreement, each party shall adhere to all applicable government laws, rules, regulations and guidelines, including, to the extent applicable, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its regulations and official guidance promulgated thereunder, and those regulations and guidances of the FDA, including among others the Generic Drug Enforcement Act of 1992 (21 USC §§ 305,306). Certifications and other documents required by these statutes and regulations, such as those relating to financial conflicts of interest and debarment from performing clinical trials, shall be provided as necessary.

ARTICLE VIII - PATENT PROSECUTION

8.1
After the Effective Date, subject to Section 8.5, LICENSEE shall be responsible for future costs of preparation, prosecution, and maintenance of the Patent Rights during the term of this Agreement and for Past Patent Costs as follows:

(a)	[*****].

(b)	Any other remaining Past Patent Costs will be paid pursuant Sections 5.1(d)(i) and 5.1(e) until all Past Patent Costs are paid to SKI.

8.2
SKI will remain responsible for the preparation, prosecution, and maintenance of the Patent Rights during the term of this Agreement and will be the client of the patent counsel preparing, prosecuting and maintaining the Patent Rights. SKI will identify any deadlines for such cases that are within the first 45 days following the Effective Date. SKI shall use Commercially Reasonable Efforts to prosecute and maintain the Patent Rights in the United States and in such countries as are determined by SKI, after consultation with LICENSEE, using counsel of SKI’s choice, which choice will take into account LICENSEE’s suggestions for counsel and counsel must be acceptable to LICENSEE.

8.3
Notwithstanding the foregoing, SKI agrees that LICENSEE may, upon notice and approval by SKI, assume the day-to-day activities related to such preparation, prosecution, and maintenance, subject to the supervision of SKI, and that LICENSEE will have the right to discuss and instruct patent counsel with respect to the Patent Rights; provided that SKI must be copied on all communications between LICENSEE and the patent counsel and that SKI will be consulted on all significant decisions with respect to the prosecution and maintenance of the Patent Rights; provided further that SKI, upon written notice to LICENSEE, may withdraw its approval of LICENSEE conducting day-to-day activities if the parties have had at least one significant unresolved disagreement regarding the prosecution of the Patent Rights or if LICENSEE has not kept SKI informed of all significant decisions as required in this Section 8.3. If SKI withdraws its approval, SKI shall continue to use the same patent counsel previously used for the

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Patent Rights unless and until SKI has taken reasonable efforts to reduce any costs associated with changing patent counsel. In the event that SKI and LICENSEE cannot agree on any decisions with respect to the prosecution and maintenance of the Patent Rights, including the actions to be taken and the claims to be filed SKI will have the final decision. If SKI fails to respond in a timely manner to LICENSEE or LICENSEE’s patent counsel in providing input and instruction on the prosecution and maintenance of the Patent Rights, then LICENSEE may instruct patent counsel without benefit of SKI’s consultation. SKI may not consider such failure to respond a reason for withdrawal of its approval for LICENSEE to continue to conduct day-to-day activities regarding prosecution of the Patent Rights.

8.4
Each party agrees to keep the other party reasonably informed of its activities pertaining to the preparation, prosecution, and maintenance of the Patent Rights and to provide the other party with copies of all relevant correspondence with the national patent offices in which the Patent Rights are being prosecuted. To the extent practicable, each party may comment on and give suggestions to the prosecution led by the other party, and the prosecuting party shall give due consideration to such comments when filing responses to office actions on any pending patent applications within the Patent Rights; provided that, if one party has not provided comments prior to the deadline for filing a response or otherwise filing a document (and with sufficient time for the prosecuting party to give due consideration to such comments), the prosecuting party may make such filing without waiting for or addressing such comments of the other party. Upon reasonable request and to the extent practicable, SKI shall provide LICENSEE with any additional information LICENSEE desires with regard to preparation, prosecution, and maintenance of the Patent Rights.

8.5
In the event that LICENSEE desires to abandon any patent within the Patent Rights, LICENSEE shall so communicate to SKI with reasonable prior written notice of such intended abandonment or decline of responsibility to maintain the relevant Patent Rights, and SKI shall have the opportunity to continue such patent prosecution or maintenance at its own expense, and LICENSEE’s rights in the abandoned patent(s) shall terminate, and LICENSEE will have no further obligation to SKI with regard to such patents.

8.6
For so long as LICENSEE continues to be responsible for all costs of preparation, prosecution, and maintenance of a Patent Right, SKI shall not abandon such Patent Right or subject matter disclosed or claimed therein, without the prior written consent of LICENSEE.

8.7	Neither party shall be liable if it is not successful in having a particular patent claim within the Patent Rights issued.

ARTICLE IX - INFRINGEMENT

9.1	LICENSEE as the exclusive commercial user of the Patent Rights shall have the first right, but not the obligation, to enforce the Patent Rights within the Field of Use and to

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

initiate and prosecute an infringement action. As such, LICENSEE may take, among other things, any of the following actions: (a) enter into a sublicense agreement with a company suspected of infringement, (b) bring and control any action or proceeding with respect to infringement of any Patent Rights at LICENSEE’ s own expense and by counsel of its own choice, and SKI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, or (c) determine that no action is required. In each case, LICENSEE shall consult with (but not obtain the approval of) SKI with respect to the actions LICENSEE is considering taking. If LICENSEE fails to bring and control any action or proceeding with respect to infringement of any Patent Rights within (i) 120 days following notice from SKI of alleged infringement or misappropriation, or (ii) 30 days before the time limit, if any, set forth in the applicable laws and regulations for the filing of such actions, whichever comes first, then SKI, following written notice to LICENSEE, shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and LICENSEE shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

9.2
Each party shall notify the other of each instance of alleged infringement and shall keep the other reasonably informed of all stages of Patent Rights enforcement. Each party may join the other as party plaintiff if required by applicable law. All costs of any action to enforce the Patent Rights taken by LICENSEE shall be borne by LICENSEE and any awarded damages derived therefrom shall be shared as described in Section 9.6. No settlement, consent judgment or other voluntary final disposition of any suit by SKI may be entered into without the prior written consent of LICENSEE, which consent shall not be unreasonably withheld; providedthat, pursuant to the terms of this Agreement, LICENSEE shall have the sole right (in its sole discretion) to grant a sublicense to any alleged infringer. No settlement, consent judgment or other voluntary final disposition of any suit by LICENSEE that admits or concedes that any of the Patent Rights is invalid or unenforceable or otherwise adversely affects the rights of SKI in the Patent Rights may be entered into without the prior written consent of SKI, which consent shall not be unreasonably withheld.

9.3
Each party shall promptly notify the other in writing in the event that a third party shall bring a claim of infringement against SKI or LICENSEE, either in the United States or in any foreign country in which there are Patent Rights.

9.4
In the event LICENSEE is sued for patent infringement, threatened with such suit, or enjoined from exercising its license rights granted hereunder, LICENSEE may terminate this Agreement according to Article XIII or contest the action against it. In any such action, LICENSEE shall be fully responsible for all its costs, including expenses, judgments and settlements, and all proceeds that it may recover, including judgments, settlements and awards, shall be shared as described in Section 9.7. SKI shall not be liable for any losses incurred as the result of an action for infringement brought against LICENSEE as the result of LICENSEE’s exercise of any rights granted under this

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Agreement. LICENSEE’s may not deduct, from payments due to SKI, any portion of its costs related to any judgment or settlement of such actions.

9.5
In any infringement suit as either party may institute to enforce the Patent Rights against third parties pursuant to this Agreement, or in any infringement action brought against either party by a third party, each party hereto shall, at the request and expense of the other party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

9.6	LICENSEE will provide written notice to SKI at least 30 days prior to bringing a challenge to invalidate any of the patents included in the Patent Rights.

9.7
Except as otherwise agreed by the parties, any recovery realized as a result of any litigation described in this Article LX (whether by way of settlement or otherwise) will be allocated as follows: (a) first allocated to reimbursement of documented, unreimbursed legal fees and expenses incurred by the party initiating the proceeding for such litigation, (b) then allocated toward reimbursement of any of documented, unreimbursed legal fees and expenses of the other party for such litigation, and (c) then the remainder will be retained by the party that brought such proceedings, except that, if LICENSEE is the party that brought such proceedings, any portion of such remainder that was awarded to LICENSEE on the basis of lost sales, lost profits or a reasonable royalty with respect to Licensed Products or Licensed Processes shall be treated as Net Sales for purposes of this Agreement, and any portion of such remainder that was awarded to Company as punitive or other extraordinary damages for the applicable infringement or misappropriation shall be treated as Non-Royalty Sublicense Revenue for purposes of this Agreement.

ARTICLE X - INDEMNIFICATION, PRODUCT LIABILITY; REPRESENTATIONS

10.1
LICENSEE shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless SKI and its Affiliates, their Board of Managers, officers, employees and affiliates, against any and all third party losses, damages, liabilities, costs, and expenses, including legal expenses and reasonable attorneys’ fees and including to the extent arising out of the death of or injury to any person or persons or out of any damage to property (collectively, “Indemnified Losses”), to the extent arising out of or resulting from (a) the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Product(s) and/or Licensed Process(es) and or Clinical Data and Know How by LICENSEE, or (b) any material obligation of LICENSEE hereunder or material breach thereof; provided that LICENSEE shall have no obligation to indemnify SKI or any such person to the extent of any Indemnified Loss (i) for which SKI has an obligation to indemnify LICENSEE pursuant to Section 10.2, as to which Indemnified Losses each party shall indemnify the other to the extent of their respective liability for such Indemnified Losses, or (ii) that arises out of or results from the negligence or willful misconduct by or of SKI or any indemnified person under this

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Section 10.1 or SKI’s retention of rights pursuant to Section 2.4 or SKI’s (or any indemnified person’s) exercise of such rights.

10.2
SKI shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless LICENSEE and its Affiliates, their Board of Managers, officers, employees and affiliates, against any and all Indemnified Losses to the extent arising out of or resulting from (a) any material breach of any representations or warranties by SKI hereunder; (b) any material obligation of SKI hereunder or material breach thereof; (c) SKI’s conduct of Phase I Clinical Trials and Phase II Clinical Trials; or (d) SKI’s retention of rights pursuant to Section 2.4 or SKI’s exercise of such rights (including in the conduct of any additional clinical trials); provided that SKI shall have no obligation to indemnify LICENSEE to the extent of any Indemnified Loss that arises out of or results from the negligence or willful misconduct of LICENSEE under this Section 10.2.

10.3
For the term of this Agreement, upon the commencement of clinical use, production, sale, or transfer by LICENSEE, whichever occurs first (but no earlier than within 90 days of the Effective Date), of any Licensed Product or Licensed Process, LICENSEE shall obtain and carry in full force and effect general liability insurance which shall protect LICENSEE and SKI in regard to events covered by Section 10.1 above. Such insurance shall be written by a reputable insurance company, shall list SKI as an additional named insured thereunder, shall be endorsed to include liability coverage, and shall require 30 days written notice to be given to SKI prior to any cancellation or material change thereof that would violate the foregoing. The limits of such insurance shall not be less than $2,000,000 per occurrence with an annual aggregate of $5,000,000 for personal injury, death or property damage. LICENSEE shall provide SKI with Certificates of Insurance evidencing the same.

10.4	Each party represents and warrants to the other party that it has the right to enter into this Agreement and perform its obligations contained herein.

10.5	SKI represents and warrants that:

(a)	it is the owner of the Patent Rights and Know How;

(b)	to the best of its knowledge, there is no infringement of the Patent Rights or Know How;

(c)	it has the right to grant the licenses herein to LICENSEE;

(d)	there are no agreements in conflict with this Agreement; and

(e)
none of SKI’s employees conducting or overseeing the clinical trials to be conducted by SKI pursuant hereto and, to the best of its knowledge, neither SKI nor any of its agents, in their capacity as such, have been disqualified or debarred

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

by the FDA, pursuant to 21 U.S.C. §§ 335(a) or (b), or been charged with or convicted under United States law for conduct relating to the development or approval, or otherwise relating to the regulation of any Licensed Product under the Generic Drug Enforcement Act of 1992, or any other relevant law, rule, or regulation or been disbarred, disqualified, or convicted under or for any equivalent or similar applicable foreign law, rule, or regulation.

10.6
EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS AND NEITHER EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND INCLUDING ANY WARRANTIES WITH RESPECT TO COMPLETION OF CLINICAL TRIALS OR THE RESULTS NOT PRODUCING CERTAIN OUTCOMES.

10.7
EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE X, IN NO EVENT SHALL EITHER PARTY, THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

ARTICLE XI - EXPORT CONTROLS

It is understood that SKI is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. SKI neither represents that a license shall not be required nor that, if required, it shall be issued.

ARTICLE XII - NON-USE OF NAMES

LICENSEE shall not use the names of SKI or its Affiliates, nor any of their employees (except for the founders of LICENSEE who are employees of SKI and may refer to their status as such), nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from SKI in each case. The foregoing notwithstanding, without the consent of SKI, LICENSEE may state that it has licensed from SKI one or more of the patents and patent applications comprising the Patent Rights.

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

ARTICLE XIII - ASSIGNMENT

Except as otherwise provided herein, neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld; provided, however, LICENSEE may assign this Agreement to any Affiliate or to any successor in connection with the merger of LICENSEE, the sale or transfer of all or substantially all of LICENSEE’ s assets in a manner such that the assignee agrees in writing to remain liable and responsible for the performance and observance of all its duties and obligations hereunder. Subject to the restrictions contained in the preceding sentence, this Agreement shall be binding upon the successors and assigns of the parties. Any attempted delegation or assignment not in accordance with this Section shall be of no force or effect.

ARTICLE XIV - TERM; TERMINATION

14.1
The term of this Agreement shall commence on the Effective Date and, unless this Agreement is earlier terminated in accordance with the provisions herein, shall continue in full force and effect, on a country-by-country basis, until there is no remaining royalty obligation in such country pursuant to Section 5.1(b)(vii), at which time this Agreement shall expire in its entirety in such country.

14.2	SKI may terminate this Agreement as follows:

(i)
SKI may terminate this Agreement upon written notice to LICENSEE, if LICENSEE is declared insolvent by a court of competent jurisdiction and does not return to solvency before the expiration of a 30-day period; or, a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for 90 days; or LICENSEE makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE and does not return to solvency before the expiration of a 30-day period;

(ii)
If LICENSEE fails to pay SKI undisputed license fees, royalties and patent expenses due and payable hereunder for more than 30 days, SKI shall have the right to terminate this Agreement on 30 days written notice, unless LICENSEE shall pay SKI within the 30-day period, all such license fees, royalties and patent expenses and interest due and payable. Upon the expiration of the 30-day period, if LICENSEE shall not have paid all such royalties, patent expenses and interest due and payable, the rights, privileges and license granted hereunder shall terminate. However, in the case of disputed license fees, royalties, and patent expenses, LICENSEE shall notify SKI in writing within 30 days of receiving written notice from SKI that LICENSEE disputes such payment. The parties will negotiate in good faith to resolve the dispute. If, within 45 days of LICENSEE’s request to resolve the dispute, the parties are unable to agree on a resolution to the dispute, then such matter shall be resolved by binding

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

arbitration in accordance with the Commercial Arbitration Rules of the AAA and the same procedures as set forth in Section 14.6.

(iii)	If LICENSEE defaults in its obligations under Section 10.3 to procure and maintain insurance, which default is not cured within 30 days of receipt of written notice from SKI;

(iv)
If LICENSEE breaches a material obligation of this Agreement, other than those occurrences set out in Sections 14.2(i), 14.2(ii) or 14.2(iii) hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Section 14.2(iv), SKI shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder if LICENSEE has not cured such breach within 90 days after written notice from SKI; provided that, notwithstanding the foregoing, in the event of a breach of a material obligation that is capable of being cured, but is not reasonably capable of being cured within the 90-day cure period, if LICENSEE (i) proposes within such 90-day period a written plan to cure such breach within a defined time frame, and (ii) makes good faith efforts to cure such default and to implement such written cure plan, then SKI may not terminate this Agreement for so long as LICENSEE is diligently pursuing such cure in accordance with such plan.

14.3
LICENSEE shall be entitled to terminate this Agreement upon 90 days advance written notice to SKI either at will (without penalty of any kind) or in the event of SKI’s breach of a material obligation of this Agreement, which breach is not cured (if capable of being cured) within this 90-day period. Such termination may be in whole or on an indication-by-indication basis.

14.4
Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Upon termination of this Agreement by SKI under Section 14.2 or at will by LICENSEE pursuant to Section 14.3, LICENSEE must return to SKI all Confidential Information of SKI; provided that LICENSEE shall have the right for six months thereafter to dispose of all Licensed Products then in its inventory, and shall pay royalties thereon, in accordance with the provisions of Article V and shall submit the related reports as required by Article VI, as though this Agreement had not terminated.

14.5
Upon termination of this Agreement for any reason, provided that the applicable sublicensee is in material compliance with its sublicense agreement, all sublicenses shall be assumed by SKI on the terms negotiated in the sublicense agreement, except that SKI shall not be liable to such sublicensee with respect to any obligations of LICENSEE to the sublicensee that exceed the obligations of SKI to LICENSEE hereunder.

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

14.6
Upon SKI’s material breach of this Agreement, which breach has not been cured (if capable of being cured) within a 90-day period after LICENSEE’s written notice to SKI, LICENSEE may elect to pursue the following remedy:

(a)
Upon LICENSEE’s request, the parties will negotiate in good faith to determine the extent of the commercial and monetary damages suffered by LICENSEE due to the material breach by SKI. If the parties are able to agree upon the amount of the damages, future milestone payments under Section 5.1(e) and royalty obligations on future Net Sales under Section 5.1(b) shall be reduced proportionally to offset the monetary damage to LICENSEE; provided that such payments will not be reduced by more than 50% but any damages that are not offset in one year shall be carried forward from year to year until the entire amount of the damages are offset in full.

(b)
If, within 45 days of LICENSEE’s request to negotiate under clause (a) above, the parties are unable to agree on the amount of damages, or how those damages should be offset against future milestone and royalty payments, then such matter shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the AAA and the provisions of this Section 14.6. The party desiring to initiate an arbitration proceeding will send a written notice to the other party requesting the commencement of the arbitration proceeding and specifying the issue to be resolved. Within 15 days from the date such notice is sent, each party will designate one neutral arbitrator. Within 15 days thereafter, the first two arbitrators will designate a third. Each arbitrator will by training, education, or experience have knowledge of the subject matter of the dispute. If either party fails to choose an arbitrator within the foregoing time period, the AAA will choose an arbitrator on behalf of that party. Disputes about arbitration procedure will be resolved by the arbitrators or, failing agreement, by the AAA in New York, New York. Unless otherwise agreed by the parties, the arbitration proceedings will be conducted in New York, New York. The decision of the arbitrators shall be final and shall be fully and irrevocably accepted by the parties. The arbitrators will have the authority to grant specific performance and allocate costs between the parties (including attorneys’ fees); provided that the arbitrators will have no authority to award damages in contravention of this Agreement. The parties shall use their reasonable efforts to conduct all dispute resolution procedures under this Section 14.6 as expeditiously, efficiently, and cost-effectively as possible. Notwithstanding anything herein to the contrary, nothing in this Agreement shall restrict either party at any time from seeking equitable relief to prevent irreparable harm that may be caused by the other party’s actual or threatened breach of this Agreement.

14.7
Upon the expiration of the obligations of LICENSEE to make the royalty payments required by Article V in any country, LICENSEE shall have a fully paid-up, royalty-free, non-exclusive, sublicensable license under the Know How, Clinical Data, and the subject

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

matter described in the Patent Rights to make, offer for sale, import, have made, use, lease, and sell Licensed Products and to practice Licensed Processes in that country in the Field of Use.

14.8	Articles VII, XII, XIV, and XVI, and Sections 2.7, 2.8, 4.12, 8.7, 10.1, 10.2, 10.5, 10.6, and 10.7 of this Agreement shall survive termination.

ARTICLE XV - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given when delivered by courier, by facsimile (followed by hard copy sent by mail) or other means providing proof of delivery to such party at its address below or as it shall designate by written notice given to the other party:

In the case of SKI:

Sloan-Kettering Institute for Cancer Research
1275 York Avenue
New York, New York 10065
Attention:	Eric M. Cottington
Vice President
Research Resources Management

Telephone:	646 227 2065
Facsimile:	212 717 3080

In the case of LICENSEE:

MabVax Therapeutics, Inc.
11588 Sorrento Valley Rd., Suite 20
San Diego, CA 92121

Attention:	David Hansen
President and CEO
Telephone:	(858) 259-9405
Facsimile:	None

Checks shall be made payable to Sloan-Kettering Institute for Cancer Research (Tax I.D. No. 13-1624182) shall contain an accompanying letter indicated the Agreement Section to which the payment pertains, shall contain the Agreement SK number and shall be forwarded to:

Memorial Sloan-Kettering Cancer Center
General Post Office Box
P.O. Box 27718

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

New York, New York 10087-27718

ARTICLE XVI - MISCELLANEOUS PROVISIONS

16.1
This Agreement (together with that certain Research and License Agreement between the parties dated April 7, 2008) constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties.

16.2
This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

16.3
The parties agree that any dispute relating to this Agreement, to any rights or licenses granted hereunder and to any patents licensed hereunder, shall be resolved in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York. Each party hereby submits itself to the jurisdiction of those courts for the purpose of resolving any such disputes.

16.4
The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

16.5	All Licensed Products shipped to or sold shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

16.6
The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

16.7
This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be an original and all such counterparts shall together constitute but one and the same agreement.

16.8
Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including fire, explosion, flood, war, terrorist act, strike, or riot; provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

16.9
Each party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.10
Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulations, in each case, as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) words of any gender include each other gender, (0 “or” is disjunctive but not necessarily exclusive, (g) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified, and (i) references to a particular person include such person’s successors and assigns to the extent not prohibited by this Agreement.

IN WITNESS WHEREOF, authorized representatives of the parties have signed and dated this Agreement below.

Sloan-Kettering Institute for Cancer Research			MabVax Therapeutics, Inc.

By:	/s/ Eric M. Cottington		By:	/s/ J. David Hansen
	Eric M. Cottington, PhD			Name:	J. David Hansen
	Vice President			Title:	President and CEO
	Research Resources Management			Date:	6-23-08
	Date:	6-30-08

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT A

Patent Rights

[*****]

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT B

Clinical Trials

[*****]

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT C

Development Plan

MabVax,Therapeutics, Inc. Vaccine Development Plan

Section 1: Development Plan Overview

MabVax will engage in the discovery and identification of therapeutic antibodies as well as the clinical development of multiple cancer vaccines for the following anti-cancer indications; sarcoma, melanoma, neuroblastoma, ovarian, breast, and small cell lung cancer. The vaccines for the treatment of sarcoma and small cell lung cancer vaccines will be the initial focus of the company’s clinical development efforts. The objectives of the plan are the following:

•	Antibody Program

•
Discover, evaluate, and identify lead antibody development candidates to each of the antigens contained in the multivalent vaccines developed by Drs. Livingston and Ragupathi of SKI. Each antibody candidate for each antigen will be selected from the serum of six to fifteen patients participating in the Phase I clinical trials planned at SKI for 2008 through 2009. The Antibody Development Plan incorporated into the Research and License Agreement dated April 7, 2008 between SKI and MabVax contains the additional details regarding antibody discovery and development.

•	Vaccine Program

•
SKI will initiate Phase I clinical trials of the monovalent cancer vaccine comprising the sialyl Lea antigen for the treatment of breast cancer and six additional polyvalent vaccines for the treatment of sarcoma, melanoma, neuroblastoma, small cell lung cancer, breast and ovarian cancer. All of these Phase I trials will be funded and executed by SKI.

•
At the conclusion of all Phase I trials, except for the Phase I trials in breast and ovarian cancer, SKI will transfer to MabVax the IND and all development responsibility for all of the remaining cancer vaccines. If, during the development program by either SKI or MabVax, there are any additional anti-cancer indications for the same vaccines that will be transferred to MabVax, then MabVax can assume responsibility for the development of that vaccine for the new indication.

•
Provided that the results of the Phase I trials justify continued clinical development, SKI will initiate two Phase II clinical trials for the polyvalent vaccines for breast and ovarian cancer. These two trials will be funded and executed by SKI and are expected to last from 4 to 5 years. At the conclusion of the Phase II breast and ovarian cancer trials, the IND and all development responsibility for these vaccines will be transferred to MabVax.

•
Provided that the results of the Phase I trials justify continued clinical development, MabVax will initiate Phase II clinical trials for the polyvalent vaccines for sarcoma and small cell lung cancer. The trials will be multi-center,

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

randomized, controlled trials that would be a part of the clinical program necessary to support filing a New Drug Application with FDA under Accelerated Approval or Fast Track review designations. These two clinical trials will be funded and executed by MabVax and are expected to last 4 years.

•	SKI and MabVax will establish a Steering Committee to guide the management of the Phase II clinical trials by both organizations.

•
MabVax will fund and execute a complete validation of all preclinical and clinical development and manufacturing steps and processes implemented to date to assure compliance with all regulatory requirements.

•
SKI will be responsible for manufacturing all Phase I clinical trial materials as well as all Phase II clinical trial materials for small cell lung cancer, sarcoma, breast and ovarian cancer. MabVax will be responsible for all additional vaccine manufacturing.

•	SKI will transfer the know-how and technology for manufacturing of all vaccines to a MabVax designated cGMP qualified third party beginning in 2008.

•	Additional clinical trials supporting the melanoma and neuroblastoma vaccine products are scheduled to begin pending positive early results from the Phase II sarcoma trial.

Section 2: Vaccine Development Program Overview

MabVax Funding and Near Term Activities

MabVax has raised $8M in a Series A financing to support both the early antibody rescue and evaluation effort as well as the development of cancer vaccines licensed from SKI. Our funding is sufficient for MabVax accomplish the following tasks relative to the development of the licensed cancer vaccines:

Activity	[*****]

Finalize protocol development for the sarcoma and small cell lung cancer trials and have the protocols reviewed by external FDA experts	[*****]

Complete a clinical, manufacturing and regulatory gap analysis to determine if the work done by SKI to date is sufficient to meet all FDA requirements.	[*****]

Begin systematic effort to bring all preclinical, clinical, manufacturing processes and procedures into FDA compliance.	[*****]

Transition cGMP vaccine manufacturing from SKI to MabVax and MabVax designated qualified third-parties	[*****]

Hire one or more appropriate contract research organizations to; 1.) Help recruit additional institutions and investigators, 2.) Initiate and	[*****]

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

manage the Phase II trials, 3.) Help analyze the data that emerges from the trials.

Initiate Phase II clinical trial in Sarcoma	[*****]

Initiate Phase II clinical trial in small cell lung cancer	[*****]

Manage and fund all aspects of the Phase II clinical trials for a minimum of 24 months	[*****]

Evaluate data from melanoma and neuroblastoma Phase I clinical trials to determine the optimal clinical development pathway for either or both	[*****]

Evaluate data from the Phase II breast and ovarian cancer trials and determine whether either or both warrant further clinical development and construct the optimal clinical development pathway	[*****]

Sarcoma and Small Cell Lung Cancer Initial Focus

Dr. Livingston’s, and therefore MabVax’s initial focus will be on the continued clinical development of the sarcoma and small cell lung cancer vaccines. Dr. Livingston’s experience and prior Phase I trials have indicated that the antigens in the sarcoma and small cell lung cancer vaccines have demonstrated significant immunogenicity and have elicited protective responses in clinical trial participants. There are also animal models and cell based assays that have been developed for these cancer types and results from those tests have given additional support to the idea that these vaccines have a higher likelihood of success. Both of these vaccines are for cancer types with a high unmet medical need. Relapse rates are extremely high and 5-year survival is very low. Additionally, these products could receive Accelerated Approval, Fast Track, or Early Access designations from FDA.

The sarcoma/melanoma Phase I trial is scheduled to begin in July of this year. This is a Phase I trial in Melanoma that is expected to be sufficient to allow initiation of a Phase II trial in Sarcoma. SKI is responsible for funding and conducting the Phase I clinical trials for these two vaccines. The IND will then be transferred to MabVax and MabVax will have responsibility for funding and conducting the follow-on Phase II trials. We expect that it will take eight months to accumulate enough safety data to support the initiation of a Phase II clinical trial. The Phase II trial will start sometime between December of 2008 and May of 2009 depending on the number of changes to the Phase II protocol that has been already drafted, the timing of a pre-Phase II meeting with FDA, and the amount of work required to validate the cGMP manufacturing of the current clinical supply. The Sarcoma Phase II trial will require a minimum of 48 months to complete. The Sarcoma trial could be delayed if SKI or the FDA decides that the Melanoma Phase I trial is not sufficient to allow the transition to a Sarcoma trial and a separate Phase I trial in Sarcoma must be completed before the Phase II trial can begin.

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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The small cell lung cancer Phase I trial will begin in October of this year. We expect that it will take eight months to accumulate enough safety data to support the initiation of a Phase II clinical trial. The Phase II trial will start sometime between May and September of 2009 depending on the number of changes to the Phase II protocol that has been already drafted, the timing of a pre-Phase II meeting with FDA, and the amount of work required to validate the cGMP manufacturing of the current clinical supply. The small cell lung cancer Phase II trial will require 42 months to complete.

If the early results from the sarcoma vaccine Phase II trial can demonstrate efficacy, then either the same vaccine or a derivative of the vaccine could be utilized in the treatment of melanoma and neuroblastoma. MabVax would be able to leverage the manufacturing, preclinical, and safety data derived from the sarcoma vaccine development effort to facilitate product development for these follow-on indications.

Additional Activities

The company will retain expert consultants with specific experience in regulatory affairs, cancer trial design and execution. Key issues that must be resolved prior to the initiation of the Phase II trials concern assessment of all preclinical development to determine if all FDA required activities have been completed, finalization of the Phase II protocols and review by FDA trained experts, validation of the GMP manufacturing process at SKI and determining if they meet FDA requirements for commercial development of biologic products. Up to this point in time, synthesis and extraction/purification of antigens for vaccine manufacture occurred at third-party facilities or at SKI. Conjugation of the antigens to KLH and vialing of the multivalent product is done under contract and under cGMP conditions by a San Diego based company. While much of this work is conducted under cGMP conditions and has received previous FDA review and approval, it has been intended for institutional based Phase I trials. As we move toward supporting both a Phase II trial and commercial production, each of the processes of manufacture of the final product will have to verified, validated, and documented. In addition, the adjuvant QS-21 is being synthesized at SKI and equivalency to the original formulation will have to be demonstrated prior to the initiation of the Phase II trial. These activities are crucial to validating the Phase I and Phase II clinical supply of the multivalent sarcoma and SCLC vaccines that has already been produced and is intended to support both the planned Phase I and Phase II trials. The company will put in place a technology transfer program to transfer vaccine manufacture from SKI to a qualified third party capable of commercial production. The company will engage a qualified contract research organization to provide input into all licensed vaccine trial design as well as manage the multi-center Phase II clinical trials for sarcoma and small cell lung cancer.

The current Phase II clinical protocols were written from the perspective of an institutional IND. It has been constructed with significant expert input but without the benefit of a pre-Phase IUIII meeting with FDA. To assure ourselves that our revised development plan will satisfy all regulatory requirements, we plan to discuss with the FDA the utility of a Special Protocol Assessment which would allow MabVax to confirm the clinical development pathway and required CMC activities required to move the programs forward successfully.

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Summary

We have provided a detailed overview of our development plan for both the antibody and vaccine programs. Both programs represent significant commercial opportunity either as stand alone products or more likely as complementary products. The vaccine program begins in 2008 with the SKI sponsored Phase I trials of the multivalent vaccines. The Phase H trials for sarcoma and small cell lung cancer could start eight months after the Phase I trials begin provided that the Phase I trials demonstrate adequate immunogenicity and tolerability. The Phase II trials will take between approximately 48 months to complete. We have budgeted substantial expenses for the clinical development of the sarcoma and small cell lung cancer vaccines along with validation and gap analysis activities for all preclinical, clinical, regulatory, and manufacturing activities. Sufficient funding for two and one half years of operations supporting all programs outlined in this plan has already by raised from a Series A venture capital investment. Additional funding is available pending reasonable achievement of development milestones and early signs of clinical success.

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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EXHIBIT D

Materials Transfer Agreement

TINS MATERIALS TRANSFER AGREEMENT (“Agreement”), made by and between MABVAX THERAPEUTICS, INC., a Delaware corporation with principal offices located at 11588 Sorrento Valley Rd., Suite 20, San Diego, CA 92121 (“MABVAX”), and SLOAN-KETTERING INSTITUTE FOR CANCER RESEARCH, a New York membership corporation with principal offices located at 1275 York Avenue, New York, NY 10065 (“SKI”), shall govern the terms and conditions of the transfer of materials by SKI to MABVAX. This Agreement is being made effective as of          (the “Effective Date”). This Agreement, in its non executed form, is Exhibit D of a certain Exclusive License Agreement between SKI and MABVAX dated          (the “License Agreement”).

1. Project. This Agreement and the provision of materials hereunder is generally for the research and development of monovalent and polyvalent cancer vaccines pursuant to the License Agreement and for MABVAX’s use of such materials for its own research purposes (the “Project”).

2. Biological Materials. SKI shall transfer to MABVAX, to the extent that SKI has the right to transfer, certain “Biological Materials” (as defined in the License Agreement) owned by, or licensed to SKI, which Biological Materials are listed on Schedule A attached hereto and made a part hereof, which Exhibit may be amended from time-to-time as additional Biological Materials are transferred to MABVAX hereunder.

3. Limitation of Use. SKI hereby grants MABVAX the right to use the Biological Materials only for the purposes of the Project and for no other purpose whatsoever without SKI’s prior written consent. MABVAX shall not use the Biological Materials in humans except for vaccines or other material approved for use in clinical trials.

4. Confidentiality. The confidentiality obligations of Article VII of the License Agreement are hereby incorporated by reference.

5. Control of Biological Materials. MABVAX shall retain control over the Biological Materials and shall not transfer the Biological Materials to any third party without prior written approval of SKI. For the purposes hereof, “third parties” shall not include those employees, consultants, agents, contractors, sublicensees and partners of MABVAX who will be involved in the handling, testing and/or evaluation of Biological Materials in carrying out the Project. Upon termination of this Agreement, unless otherwise agreed by the parties, MABVAX shall discontinue its use of the Biological Materials and shall, upon the written request of SKI, destroy or return any unused Biological Materials to SKI.

6. Biological Materials. Biological Materials shall remain the property of, and title to all Biological Materials shall remain in, SKI.

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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(a) Other than as provided in Section 5, MABVAX shall not sell, or otherwise transfer to any other party, the Biological Materials, or SKI’S method(s) of using the Biological Materials, whether with, or without consideration, for any purpose, or use.

(b) No right or license to use the Biological Materials other than as specifically provided by this Agreement and the License Agreement is granted by SKI to MABVAX.

(c) MABVAX shall not obtain, and shall not attempt to obtain, patent coverage on the Biological Materials in the form provided by SKI without the express written consent of SKI. All inventions developed solely by SKI and related to the Biological Materials, their properties, compositions, and structures, as well as know-how, methods, procedures, processes, and screening methods SKI uses to identify the Biological Materials shall be solely owned by SKI.

7. Developments.

(a) Developments. “Developments” means: (i) any inventions, improvement, discovery, development, or novel combination resulting from or created during the Project by MABVAX or the parties jointly; and (ii) any new materials, test results or data resulting from the Project or developed by MABVAX or the parties jointly during and in connection with the Project.

(b) Ownership. Ownership of Developments will follow inventorship. SKI hereby grants MABVAX a royalty-free, non-exclusive license to Biological Materials or derivatives of Biological Materials that are required for the use of MABVAX or joint Developments.

(c) Use and Disclosure of Jointly-Owned Developments. Each party will promptly and fully disclose to the other party any Developments which any employee of such party may make, whether alone or jointly. Jointly-owned Developments are subject to Sections 2.7 and 2.8 of the License Agreement.

(d) Inventors and Authors. Inventorship of any Development will be in accordance with United States patent laws.

(e) MABVAX Methods and Procedures. All know-how, methods, procedures, processes, technology, and screening methods owned by MABVAX and utilized in the Project by MABVAX pursuant to this Agreement will remain owned by MABVAX.

8. No Warranty. The Biological Materials are being made available only for the limited purposes of the Project. THE BIOLOGICAL MATERIALS AND DEVELOPMENTS ARE BEING SUPPLIED WITH NO WARRANTIES, EXPRESS OR IMPLIED, AND SKI EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT.

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

9. Care of Use of Biological Materials. MABVAX acknowledges that the Biological Materials are experimental in nature and may have unknown characteristics and, therefore, agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of the Biological Materials. Notwithstanding the foregoing, MABVAX shall be entitled to rely on the written representations and instructions (if any) of SKI regarding the use, handling, storage, transportation, or other disposition, or containment of the Biological Materials.

10. Limitation of Liability. In no event shall SKI be liable for any use of the Biological Material by MABVAX except to the extent such liability arises from the gross negligence or willful misconduct of SKI. To the extent permitted by federal and state laws, MABVAX hereby agrees to defend, indemnify and hold SKI harmless from any third party loss, claim, damage or liability, of whatsoever kind or nature, to the extent arising from MABVAX’s acts in connection with this Agreement or MABVAX’s use, handling or storage of the Biological Material, except to the extent such liability of claim arises from the gross negligence or willful misconduct of SKI. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF, OR IN CONNECTION WITH THIS AGREEMENT WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF, OR IS OTHERWISE ON NOTICE OF, SUCH POSSIBILITY.

11. Compliance With Laws. MABVAX shall use, handle, store, transport, dispose of and contain the Biological Materials in compliance with all applicable laws.

12. No Conflict. SKI and MABVAX each represent, to the other, that this Agreement does not and will not conflict with any other right, or obligation provided under any other agreement, or obligation that it has with any third party.

13. Term of Agreement. This Agreement shall terminate upon the expiration or earlier termination of the License Agreement. This Agreement shall be effective as of the Effective Date. Sections 4, 6, 7, 10, 13 & 17 of this Agreement, and applicable provisions intended by their nature to survive, shall survive the expiration or termination of this Agreement and remain in full force and effect.

14. Independent Contractors; Use of Names. The parties shall perform this Agreement in the capacity of independent contractors. Neither party, nor their respective employees, consultants, or representatives, shall be considered employees, partners, or agents of the other party. Neither party may make any representations, or commitments on the other party’s behalf, nor may one party use the other party’s name or trademarks in public disclosure without the named party’s prior written consent.

15. General. This Agreement and the License Agreement contain the entire agreement between the parties with respect to the subject matter hereof, and supersede any prior agreements, negotiations, or representations between the parties with respect to the subject matter hereof, whether written or oral, except that if any provision of this Agreement is found to

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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be in conflict with the License Agreement, then the terms and provisions of the License Agreement shall control. This Agreement may be modified only by a subsequent written agreement signed by the parties. If any provision of this Agreement is held to be unenforceable, the remaining provisions shall continue unaffected.

16. Assignment. Neither party shall assign this Agreement without the prior written consent of the other party, except in connection with the assignment of the License Agreement.

17. Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

18. Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed effectively given upon delivery by facsimile (followed by hard copy sent by mail) or personal delivery, or the day after delivery to a recognized overnight courier, to the following addresses:

If to MABVAX: MabVax Therapeutics, Inc. 11588 Sorrento Valley Rd., Suite 20 San Diego, CA 92121 Attention: David Hansen, President and CEO	If to SKI Sloan-Kettering Institute for Cancer Research 1275 York Avenue New York, New York 10021 Attention: Andrew D. Maslow Director, Office of Industrial Affairs
Telephone: (858) 259-9405	Telephone:
Facsimile:	Facsimile:

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed below, effective as of the date written above.

MabVax Therapeutics, Inc.		Sloan-Kettering Institute for Cancer Research

By:		By:
	(Signature)		(Signature)
	J. David Hansen		Andrew D. Maslow
	President and CEO		Director, Office of Industrial Affairs

Portions of this Exhibit, indicated by [*****], were omitted and have been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.